UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2004

American Financial Realty Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	1-31678	02-0604479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 The Fairway Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 887-2280

Item 9. Regulation FD Disclosure.

On April 15, 2004, American Financial Realty Trust (the “Company” or “we”) inaugurated its “landlord of choice” program by signing an agreement to acquire three office buildings to be developed by Koll Development, LLC and net leased by an affiliate of Citigroup, Inc. The purchase price for the three buildings will be between $85.6 million and $88.6 million, with the difference based upon construction requirements of the lessee. The three buildings, which will total approximately 531,000 square feet, are expected to be completed in the fourth quarter of 2004. A press release announcing this agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The annual triple net rental rate for each of the three buildings will be determined as a percentage of the Company’s gross purchase price. This percentage is approximately 7.6%. Under the leases, the lessee will be responsible for substantially all operating expenses at the property, including real estate taxes, insurance, general operating costs and routine maintenance. The lessee’s obligations under the leases will be guaranteed by Citibank, an entity rated AA- by Standard and Poor’s. The leases will be for an initial term of 15 years, with two five year renewal options available to the lessee. The lessee will also have the option to terminate the leases after 12 years, upon payment of a termination fee equal to one year’s rent.

The information contained in Item 9 under this Current Report on Form 8-K is furnished and shall not be deemed “filed” for the purposes of, or otherwise subject to, the liabilities under Section 18 of the Securities Exchange Act of 1934. The information contained in Item 9 under this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Registrant under the Securities Act of 1933.

This document contains forward-looking statements regarding the anticipated revenues and yields relating to these portfolio acquisitions and the occurrence of development completion and transaction closings. You may identify some of these forward-looking statements by the use of the words such as “anticipate” and “expect.” The forward-looking statements in this document may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, unless required by law, we do not intend to update publicly any forward-looking statements. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ Edward J. Matey Jr.
Edward J. Matey Jr.
Senior Vice President and General Counsel

Dated: April 20, 2004

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EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press release dated April 19, 2004 of American Financial Realty Trust, furnished in accordance with Item 9 of this Current Report on Form 8-K.

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